EXHIBIT 99.2

Orion Energy Systems, Inc.
Supplemental Information
Fiscal 2013 Third Quarter and Nine Months Ended December 31, 2012
February 5, 2013

On February 5, 2013, Orion Energy Systems, Inc. issued a press release announcing financial results for its fiscal 2013 third quarter and nine-month period ended December 31, 2012.  The purpose of the supplemental information included below is to provide further discussion and analysis of our financial results for the third quarter and nine months ended December 31, 2012.  Therefore, the accompanying information provided below should be read in conjunction with our press release.

Statement of Operations
Revenue. Product revenue decreased from $24.3 million for the fiscal 2012 third quarter to $22.7 million for the fiscal 2013 third quarter, a decrease of $1.6 million, or 7%. The decrease in product revenue was a result of decreased sales of our high intensity fluorescent, or HIF, integrated lighting systems. Service revenue increased from $3.1 million for the fiscal 2012 third quarter to $6.4 million for the fiscal 2013 third quarter, an increase of $3.3 million or 105%. The increase in service revenue was a result of the related service revenue from the increase in sales of solar renewable energy systems. Total revenue from renewable energy systems was $9.6 million for the fiscal 2013 third quarter compared to $6.9 million for the fiscal 2012 third quarter. Product revenue decreased from $71.7 million for the fiscal 2012 first nine months to $53.2 million for the fiscal 2013 first nine months, a decrease of $18.6 million, or 26%. Total revenue from renewable energy systems was $15.0 million for the fiscal 2013 first nine months compared to $24.0 million for the fiscal 2012 first nine months, a decrease of $9.0 million, or 38%. During the first nine months of fiscal 2012, we had two large solar photovoltaic, or PV, projects under construction and did not have similar size projects under construction during the first nine months of fiscal 2013.

Backlog. Total cash order backlog as of December 31, 2012 was $38.3 million, which included $34.7 million of solar PV orders, compared to a backlog of $46.7 million as of September 30, 2012, which included $41.6 million of solar PV orders. We currently expect approximately $10.2 million of our backlog to be recognized as revenue in the fourth quarter of fiscal 2013 and the remainder in future quarters. We typically expect the non-solar portion of our backlog to be recognized as revenue within 90 days from receipt of order. Our solar PV orders are typically longer-term construction type projects and we expect revenue to be recognized over a period of between three and 24 months from receipt of order, depending upon the size and complexity of the project. The roll-forward of cash backlog from September 30, 2012 to December 31, 2012 is as follows (in millions):

Backlog – September 30, 2012	$46.7
Q3 – Plus: Cash orders and OTA contracts at net present value of future cash flows	18.5
Q3 – Less: Revenue recognized during the quarter	(29.1)
Q3 – Plus: Portion of revenue recognized from PPAs	0.1
Q3 – Plus: Other miscellaneous and project change orders	2.1
Backlog – December 31, 2012	$38.3

Cost of Revenue and Gross Margin. Our cost of product revenue decreased from $17.4 million for the fiscal 2012 third quarter to $15.7 million for the fiscal 2013 third quarter, a decrease of $1.7 million, or 10%. Our cost of service revenue increased from $2.4 million for the fiscal 2012 third quarter to $4.8 million for the fiscal 2013 third quarter, an increase of $2.4 million, or 96%. Total gross margin was 29.5% for the fiscal 2013 third quarter compared to 27.4% for the fiscal 2012 third quarter. Total cost of product revenue decreased from $50.5 million for the fiscal 2012 first nine months to $37.2 million for the fiscal 2013 first nine months, a decrease of $13.3 million, or 26%. Total gross margin increased from 29.0% for the fiscal 2012 first nine months to 29.4% for the fiscal 2013 first nine months. For the fiscal 2013 first nine months, our gross margin percentage increased due to improved project margins from sales of solar PV systems. Our gross margin on renewable revenues was 26.4% during the fiscal 2013 first nine months compared to 17.1% during the fiscal 2012 first nine months. Gross margin from our HIF integrated systems revenue for the fiscal 2013 first nine months was 30.3% compared to 34.1% for the fiscal 2012 first nine months. The decrease in HIF gross margin percentage was due to the decrease in HIF revenue and the impact of our fixed manufacturing costs.
General and Administrative Expenses. Our general and administrative expenses were unchanged at $2.8 million for both the fiscal 2012 and fiscal 2013 third quarters. During the fiscal 2013 third quarter, we incurred legal expenses of $0.4 million related to unusual items, including the SEC investigation related to our solar revenue recognition restatement, the favorable investigation and dismissal of a whistleblower complaint from our former CEO and other legal matters. Additionally, we recorded $0.3 million in accrued bonus expense related to our fiscal 2013 plan based on our achieving our targeted cost reduction and profit initiatives. These expenses were offset by $0.6 million in cost reduction initiatives related to headcount and discretionary spending reductions and $0.1 million for a reduction in reorganization costs incurred. Our general and administrative expenses increased from $8.6 million for the fiscal 2012 first nine months to $10.8 million for the fiscal 2013 first nine months, an increase of $2.1 million, or 25%. The increase for the first nine months of fiscal 2013 was due to expenses resulting from our reorganization and cost reduction initiatives, increased legal expenses related to unusual items of $0.7 million and increased audit expenses of $0.2 million related to the re-audit of our fiscal 2011 financial statements.

Sales and Marketing Expenses. Our sales and marketing expenses increased from $4.1 million for the fiscal 2012 third quarter to $4.7 million for the fiscal 2013 third quarter, an increase of $0.6 million, or 17%. The increase was due to bad debt expense of $0.5 million related to an uncollectable receivable, a $0.2 million increase in commission expenses related to increased solar PV revenue and $0.1 million in increased depreciation for information technology systems. These increases were partially offset by reduced discretionary spending. Our sales and marketing expenses increased from $11.6 million for the fiscal 2012 nine months to $13.2 million for the fiscal 2013 first nine months, an increase of $1.7 million, or 15%. The increase was due to the full year impact of headcount additions from our prior year investment into the formation and staffing of our telemarketing function, the establishment and staffing of our Houston technology center, headcount additions for retail sales and sales and project management to support the increase in our solar PV backlog and a $0.3 million increase in bad debt versus the prior year.
Total sales and marketing employee headcount was 97 and 96 at December 31, 2011 and December 31, 2012, respectively. We intend to increase our in-market direct sales force during the fourth quarter of fiscal 2013 and during fiscal 2014.
Research and Development Expenses. Our research and development, or R&D, expenses decreased from $0.5 million for the fiscal 2012 third quarter to $0.4 million for the fiscal 2013 third quarter, a decrease of $0.1 million, or 23%. Our R&D expenses decreased during the quarter due to a reduction in compensation expenses. Our R&D expenses increased slightly for the fiscal 2013 first nine months compared to the fiscal 2012 first nine months. The increase was due to increased compensation expenses related to the development of new product offerings, including our light emitting diode, or LED, product and energy management controls initiatives.
Interest Expense. Our interest expense decreased slightly from the fiscal 2012 third quarter compared to the fiscal 2013 third quarter. Our interest expense increased from $397,000 for the fiscal 2012 first nine months to $441,000 for the fiscal 2013 first nine months, an increase of $44,000, or 11%. The increase in our interest expense was due to the full year impact of additional debt funding completed during fiscal 2012 for the purpose of financing our Orion Throughput, or OTA, projects.
Interest Income. Our interest income decreased slightly from the fiscal 2012 third quarter compared to the fiscal 2013 third quarter. Our interest income increased from $594,000 for the fiscal 2012 first nine months to $656,000 for the fiscal 2013 first nine months, an increase of $62,000, or 10%. Interest income increased due to an increase in the number and dollar amount of completed OTA contracts and the related interest income under the financing terms.
Income Taxes. Our income tax expense decreased from $0.1 million for the fiscal 2012 third quarter to income tax expense of $0.0 for the fiscal 2013 third quarter, a decrease of $0.1 million, or 100%. Our income tax expense increased from $0.5 million for the fiscal 2012 first nine months to income tax expense of $4.1 million for the fiscal 2013 first nine months, an increase of $3.6 million, or 728%. During the fiscal 2013 first nine months, we recorded a valuation reserve against our deferred tax assets in the amount of $4.1 million due to uncertainty over the realization value of these assets in the future. Our effective income tax rate for the fiscal 2012 first nine months was 43.4%, compared to (58.9)% for the fiscal 2013 first nine months. The change in effective rate was due primarily to the impact of the valuation reserve.
Statement of Cash Flows
Cash Flows Related to Operating Activities. Cash used in operating activities primarily consists of net income (loss) adjusted for certain non-cash items, including depreciation and amortization, stock-based compensation expenses, income taxes and the effect of changes in working capital and other activities.
Cash used in operating activities for the fiscal 2013 first nine months was $0.1 million and consisted of net cash provided by changes in operating assets and liabilities of $1.8 million and a net loss adjusted for non-cash expense items of $1.9 million. Cash provided by changes in operating assets and liabilities consisted of a decrease of $0.8 million in inventory on decreased purchases of lighting components, predominantly fluorescent lamps and ballasts, and an increase in accrued expenses of $3.7 million due to the timing of reorganization expenses, the timing of accrued project installation expenses and increased accrued legal expenses. Cash used from changes in operating assets and liabilities included a $0.3 million increase in accounts receivable on higher revenues, an increase in prepaid and other assets of $0.8 million for unbilled revenue related to solar projects where construction progress is billed to the customer at the beginning of the month following the month in which the work was performed, a $0.5 million decrease in deferred contract costs related to the timing of revenue recognition and a $0.9 million decrease in accounts payable due to the timing of vendor terms and payments and a decrease in deferred revenue of $1.1 million due to the timing of advanced billings and the achievement of performance criteria for revenue recognition.
Cash provided by operating activities for the fiscal 2012 first nine months was $6.5 million and consisted of net cash of $1.7 million provided by changes in operating assets and liabilities and net income adjusted for non-cash expense items of $4.8 million. Cash provided by changes in operating assets and liabilities consisted of a decrease of $6.9 million in deferred contract costs due to project progress for solar projects, a $1.2 million decrease in total accounts receivable due to customer payments received and a $3.0 million increase in accounts payable related to payment terms on inventory purchases. Cash used from changes in operating assets and liabilities included a $3.6 million increase in inventory purchases due to a $1.6 million increase in fluorescent lamps due to supply concerns over shortages of rare earth minerals, a $1.2 million increase in raw materials for new products and to help address certain electronic component supply concerns and a $0.8 million increase in our work-in process inventories for product orders to be delivered in our fiscal 2012 fourth quarter and a $6.1 million decrease in deferred revenue as a result of project completions.

Cash Flows Related to Investing Activities. For the fiscal 2013 first nine months, cash used in investing activities was $1.9 million. This included $1.8 million for capital improvements related to our product development, information technology systems, manufacturing improvements and facility investments and $0.1 million for investment in patent activities.
For the fiscal 2012 first nine months, cash used in investing activities was $3.6 million. This included a net $3.4 million for capital improvements related to our information technology systems, manufacturing and tooling improvements and facility investments and $0.2 million for investment in patent activities.

Cash Flows Related to Financing Activities. For the fiscal 2013 first nine months, cash flows used in financing activities were $8.0 million. This included $6.0 million used for common share repurchases and $2.2 million for repayment of long-term debt. Cash flows provided by financing activities included $0.2 million in debt proceeds and $0.1 million received from stock option exercises and for excess tax benefits from stock-based compensation.
For the fiscal 2012 first nine months, cash flows provided by financing activities were $3.8 million. This included $4.6 million in new debt borrowings to fund OTAs, $0.7 million for excess tax benefits from stock-based compensation and $0.1 million received from stock option and warrant exercises. Cash flows used in financing activities included $1.3 million for repayment of long-term debt, $0.3 million for common share repurchases and $0.1 million for debt closing costs.
Working Capital
Our net working capital as of December 31, 2012 was $32.9 million, consisting of $57.2 million in current assets and $24.3 million in current liabilities. Our net working capital as of March 31, 2012 was $44.5 million, consisting of $67.2 million in current assets and $22.7 million in current liabilities. Our current accounts receivables increased from fiscal 2012 year-end by $0.1 million and our current inventories decreased from our fiscal 2012 year-end by $0.4 million due to a decrease in lighting raw material inventories. During fiscal 2012, we had increased our inventories of fluorescent lamps due to concerns over shortages of rare earth minerals used in the production of fluorescent lamps. We believe that these supply shortage concerns have stabilized and we have reduced our safety stock levels of these components to prior levels. We continue to monitor these supply concerns through conversations with our key vendors. During the fiscal 2013 third quarter, we increased inventories of new product offerings by $2.2 million for our new LED, product offerings and our basic motion InteLite controls offering. Our accounts payable decreased from our fiscal 2012 year end by $1.0 million due to decreased inventory purchases and the timing of vendor payment terms. Our accrued expenses increased from our fiscal 2012 year end by $3.7 million due to increases in accrued reorganization expenses, accrued project costs and increased legal expenses.

We generally attempt to maintain at least a three-month supply of on-hand inventory of purchased components and raw materials to meet anticipated demand, as well as to reduce our risk of unexpected raw material or component shortages or supply interruptions. Our accounts receivables, inventory and payables may increase to the extent our revenue and order levels increase.

For the remainder of fiscal 2013 and for fiscal 2014, we intend to focus our efforts to preserve cash by reducing expenses and implementing conservative inventory purchasing strategies and reducing our overall inventories.

Capital Spending
Capital expenditures totaled $1.8 million during the fiscal 2013 first nine months due to investments in new product development, information technologies, training and research facility additions, as well as facility investments. We expect to incur a total of $0.3 to $0.4 million in capital expenditures during the remainder of fiscal year 2013. Our capital spending plans predominantly consist of a manufacturing equipment lease buyout, new product development and the completion of investment in information technology systems. We expect to finance these capital expenditures primarily through our existing cash, equipment secured loans and leases, to the extent needed, long-term debt financing, or by using our available capacity under our credit facility.
For the remainder of fiscal 2013 and for fiscal 2014, we intend to focus our efforts to preserve cash by reducing capital spending initiatives.

Liquidity and Capital Resources

We had approximately $13.1 million in cash and cash equivalents and $1.0 million in short-term investments as of December 31, 2012, compared to $23.0 million and $1.0 million at March 31, 2012. Additionally, as of December 31, 2012 we had $13.3 million of borrowing availability under our revolving credit agreement. In October 2012, we halted our common share repurchase program. We believe that having multiple external funding sources that will purchase our OTA contracts from us has greatly reduced the cash strain created by funding these contracts ourselves and is no longer an impediment to our ability to increase the number of OTA contracts we complete in the future. We believe that our existing cash and cash equivalents, our anticipated cash flows from operating activities and our borrowing capacity under our revolving credit facility will be sufficient to meet our anticipated cash needs for the next 12 months, dependent upon our growth opportunities with our cash and finance customers.

Definition of Contracted Revenues

The Company defines contracted revenues, which is a financial measurement not recognized under Generally Accepted Accounting Principles, or GAAP, as expected future revenue from firm customer purchase orders received, including both purchase orders payable immediately in cash and for potential future revenues expected to be realized under firm Orion Throughput Agreements, or OTAs, and solar Power Purchase Agreements, or PPAs. For OTA and cash contracted revenues for sales of its energy management systems, the Company generally expects that it will begin to recognize GAAP revenue under the terms of the agreements within 90 days from the firm contract date. For cash contracted revenues for sales of solar photovoltaic, or PV, systems and for PPA contracted revenue, the Company generally expects that it will recognize GAAP revenue within three to 15 months from the firm contract. The Company believes that total contracted revenues are a key financial metric for evaluating and measuring the Company's performance because the measure is an indicator of the Company’s success in its customers’ adoption and acceptance of the Company’s energy products and services as it measures firm contracted revenue value, regardless of the contract’s cash or deferred financing structure and the GAAP revenue recognition treatment.

Included below is a reconciliation of contracted revenue to revenue recognized under GAAP for the fiscal 2013 first nine months ended December 31, 2012 (in millions).

Nine months ended December 31, 2012

Total contracted revenues	$58.3

Decrease in backlog (1)	3.1

PPA GAAP revenue recognized (2)	0.5

Other miscellaneous	1.9

Revenue – GAAP basis	$63.8
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(1)
Change in backlog reflects the increase in cash orders at the end of the respective period where product delivery or service performance has not yet occurred. GAAP revenue will be recognized when the performance conditions have been satisfied.

(2)	Reflects GAAP revenue recognized on solar Power Purchase Agreements contracted in prior fiscal years.

Use of Non-GAAP Financial Measures

The Company reports all financial information required in accordance with GAAP and also provides certain non-GAAP financial measures. A non-GAAP financial measure refers to a numerical measure of the Company’s historical or future financial performance, financial position or cash flows that includes (or excludes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s financial statements. The Company presents these non-GAAP financial measures as a complement to results provided in accordance with GAAP because management believes that these non-GAAP financial measures help reflect underlying trends in the Company’s business and are important in comparing current results with prior period results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for revenue prepared in accordance with GAAP.

The Company’s management uses the foregoing non-GAAP financial measurement to evaluate its ongoing operations and for internal planning, budgeting, forecasting and business management purposes. A schedule that reconciles the Company’s GAAP and non-GAAP financial measures is included with this release. Investors are encouraged to review this reconciliation to ensure that they have a thorough understanding of the reported non-GAAP financial measures and their most directly comparable GAAP financial measures.

In the Company’s earnings releases, conference calls, slide presentations and/or webcasts, it may use or discuss non-GAAP financial measures as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure are included in this press release after the condensed consolidated financial statements.

Statistical Data

The following table presents certain statistical data, cumulative from December 1, 2001 through December 31, 2012, regarding sales of our HIF lighting systems, total units sold (including HIF lighting systems), customer kilowatt demand reduction, customer kilowatt hours saved, customer electricity costs saved, indirect carbon dioxide emission reductions from customers’ energy savings, and square footage we have retrofitted. The assumptions behind our calculations are described in the footnotes to the table below.

Cumulative From
December 1, 2001
Through December 31, 2012
(in thousands, unaudited)
HIF lighting systems sold (1)	2,449
Total units sold (including HIF lighting systems)	3,389
Customer kilowatt demand reduction (2)	781
Customer kilowatt hours saved (2)(3)	24,836,355
Customer electricity costs saved (4)	$1,909,513
Indirect carbon dioxide emission reductions from customers’ energy savings (tons) (5)	16,247
Square footage retrofitted (6)	1,277,807
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(1)	“HIF lighting systems” includes all HIF units sold under the brand name “Compact Modular” and its predecessor, “Illuminator.”

(2)
A substantial majority of our HIF lighting systems, which generally operate at approximately 224 watts per six-lamp fixture, are installed in replacement of HID fixtures, which generally operate at approximately 465 watts per fixture in commercial and industrial applications. We calculate that each six-lamp HIF lighting system we install in replacement of an HID fixture generally reduces electricity consumption by approximately 241 watts (the difference between 465 watts and 224 watts). In retrofit projects where we replace fixtures other than HID fixtures, or where we replace fixtures with products other than our HIF lighting systems (which other products generally consist of products with lamps similar to those used in our HIF systems, but with varying frames, ballasts or power packs), we generally achieve similar wattage reductions (based on an analysis of the operating wattages of each of our fixtures compared to the operating wattage of the fixtures they typically replace). We calculate the amount of kilowatt demand reduction by multiplying (i) 0.241 kilowatts per six-lamp equivalent unit we install by (ii) the number of units we have installed in the period presented, including products other than our HIF lighting systems (or a total of approximately 3.4 million units).

(3)
We calculate the number of kilowatt hours saved on a cumulative basis by assuming the demand (kW) reduction for each fixture and assuming that each such unit has averaged 7,500 annual operating hours since its installation.

(4)
We calculate our customers’ electricity costs saved by multiplying the cumulative total customer kilowatt hours saved indicated in the table by $0.077 per kilowatt hour. The national average rate for 2011, which is the most current full year for which this information is available, was $0.1002 per kilowatt hour according to the United States Energy Information Administration.

(5)
We calculate this figure by multiplying (i) the estimated amount of carbon dioxide emissions that result from the generation of one kilowatt hour of electricity (determined using the Emissions and Generation Resource Integration Database, or EGrid, prepared by the United States Environmental Protection Agency), by (ii) the number of customer kilowatt hours saved as indicated in the table.

(6)
Based on 3.4 million total units sold, which contain a total of approximately 17.0 million lamps. Each lamp illuminates approximately 75 square feet. The majority of our installed fixtures contain six lamps and typically illuminate approximately 450 square feet.

Safe Harbor Statement
Certain matters discussed in this supplemental information are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe our financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) deterioration of market conditions, including customer capital expenditure budgets; (ii) our ability to compete and execute our growth strategy in a highly competitive market and our ability to respond successfully to market competition; (iii) increasing duration of customer sales cycles; (iv) the market acceptance of our products and services, (v) our ability to recruit and hire sales talent to increase our in-market direct sales; (vi) our development of, and participation in, new product and technology offerings or applications, including customer acceptance of our new LED product line (vii) the substantial cost of our various legal proceedings and our ongoing SEC inquiry; (viii) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture our products; (ix) loss of one or more key employees, customers or suppliers, including key contacts at such customers; (x) our ability to effectively manage our product inventory to provide our products to customers on a timely basis; (xi) our ability to effectively manage the credit risk associated with our debt funded OTA contracts; (xii) a reduction in the price of electricity; (xiii) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (xiv) increased competition from government subsidies and utility incentive programs; (xv) dependence on customers’ capital budgets for sales of products and services; (xvi); the availability of additional debt financing and/or equity capital; and (xvii) potential warranty claims. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-

looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this supplemental information and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oesx.com in the Investor Relations section of our Web site.